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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34642) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1995 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-22159) pertaining to the Advanced Lighting Technologies, Inc. Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-45689) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan, and in the Registration Statement (Form S-8 No. 333-45695) pertaining to the Advanced Lighting Technologies, Inc. 1997 Billion Dollar Market Capitalization Incentive Award Plan of our report dated September 25, 1997 (except earnings per share amounts and Notes J, O, and U, as to which the date is March 30, 1998), with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. for the year ended June 30, 1997 included in its Current Report on Form 8-K dated July 7, 1998 as filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Cleveland, Ohio
July 6, 1998